Exhibit 99.1

FOR IMMEDIATE RELEASE:
Thursday, January 13, 2005

COMMERCE BANCSHARES, INC. REPORTS
EARNINGS PER SHARE GROWTH OF 10% for 2004

     Commerce Bancshares, Inc. announced record earnings of $3.10 per share in 2004 compared to $2.81 per share in 2003, an increase of 10%. Total net income for 2004 amounted to $220.3 million compared to $206.5 million earned in 2003. For the year, the return on assets was 1.6%, the return on equity totaled 15.2% and the efficiency ratio totaled 59.2%.

     For the fourth quarter, earnings per share amounted to $.75, compared to $.74 for the same period last year, while total net income for the quarter amounted to $52.7 million compared with $53.9 million last year. The return on average assets for the fourth quarter 2004 was 1.5% and the return on equity for the quarter was 14.4%.

     In announcing these results, David W. Kemper, Chairman and CEO, said, “We are pleased to report the 20th consecutive year of record earnings. These results were achieved despite a year when both the balance sheet and net interest income did not grow, chiefly due to sluggish loan demand and constraints from a rising interest rate environment. However, our focus in payment systems fee businesses, especially bank card and deposit account services, contributed to an 8% increase in non-interest income, which now comprises 40% of total revenue. Non-interest expense grew a modest 2% compared with the previous year, while a 9% decline in loan charge-offs reduced our credit costs. As a result, net income increased 7% over 2003.”

     Mr. Kemper added, “Asset quality remains strong with our allowance for loan losses totaling over $132 million and representing 1.59% of total loans. Net loan charge-offs for 2004 totaled $33.2 million, compared to $36.6 million in the previous year. Also non-performing assets, which totaled $18.8 million at December 31, 2004, declined over 40% compared with amounts recorded in the previous year.”

     Total assets at December 31, 2004 were $14.3 billion, total loans were $8.3 billion, and total deposits were $10.4 billion. At December 31, 2004, the allowance for loan losses represented 751% of non-performing loans. Net loan charge-offs for the year totaled .41% of average loans outstanding, down from .46% last year, and non-performing assets were .23% of total loans.

     During the fourth quarter, the Company declared and paid its eleventh consecutive annual 5% stock dividend.

(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 330 banking locations in Missouri, Illinois, and Kansas. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, leasing and real estate activities.

     Posted to the Company’s web site is management’s discussion of fourth quarter results. To see this information, please visit our web site at www.commercebank.com.

* * * * * * * * * * * * * * *

For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 13686, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	9/30/04	12/31/04	12/31/03

Non-Accrual Loans	$25,554	$17,618	$32,523

Foreclosed Real Estate	$1,540	$1,157	$1,162

Total Non-Performing Assets	$27,094	$18,775	$33,685

Non-Performing Assets to Loans	.33%	.23%	.41%

Non-Performing Assets to

Total Assets	.19%	.13%	.24%

Loans 90 Days & Over Past Due — Still Accruing	$17,625	$13,067	$20,901

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
(Unaudited)	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
	2004	2004	2003	2004	2003

FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$123,684	$124,202	$127,507	$497,331	$502,392
Taxable equivalent net interest income	124,262	124,738	128,149	499,597	505,399
Non-interest income	78,920	77,753	76,420	326,931	301,667
Provision for loan losses	6,606	7,215	11,002	30,351	40,676
Non-interest expense	120,492	122,429	116,765	482,769	472,144
Net income	62,519	52,660	53,861	220,341	206,524
Cash dividends	15,218	15,076	14,613	61,135	51,266
Net total loan charge-offs	6,367	8,184	8,482	33,178	36,573
Net business charge-offs (recov)	100	128	(1,112)	5,460	4,928
Net credit card charge-offs	4,658	4,983	5,389	19,615	19,664
Net personal banking charge-offs*	1,993	2,251	2,468	7,476	8,470
Net real estate charge-offs (recov)	(638)	453	730	(10)	858
Net overdraft charge-offs	254	369	1,007	637	2,653
Per share:
Net income — basic	$0.89	$0.77	$0.75	$3.15	$2.84
Net income — diluted	$0.88	$0.75	$0.74	$3.10	$2.81
Cash dividends	$0.219	$0.219	$0.204	$0.876	$0.707
Diluted wtd. average shares o/s	70,700	70,029	72,855	71,066	73,617

RATIOS
Average loans to deposits	77.83%	79.03%	79.38%	78.71%	79.96%
Return on total average assets	1.78%	1.48%	1.54%	1.56%	1.52%
Return on total average stockholders’ equity	17.41%	14.40%	14.77%	15.19%	14.27%
Non-interest income to revenue**	38.95%	38.50%	37.47%	39.66%	37.52%
Efficiency ratio***	59.22%	60.26%	56.82%	59.16%	58.83%

AT PERIOD END
Book value per share based on total stockholders’ equity	$21.03	$20.90	$20.35
Market value per share	$45.80	$50.20	$46.69
Allowance for loan losses as a percentage of loans	1.63%	1.59%	1.66%
Tier I leverage ratio	9.77%	9.60%	9.71%
Common shares outstanding	69,401,603	68,257,531	71,286,031
Shareholders of record	4,786	4,776	4,920
Number of bank/ATM locations	329	330	328
Number of bank charters	3	3	4
Full-time equivalent employees	4,821	4,821	4,967

		Dec. 31	Dec. 31
OTHER YTD INFORMATION		2004	2003

High market value per share		$50.24	$46.99
Low market value per share		$41.90	$31.93

* Includes consumer, student and home equity loans
** Revenue includes net interest income and non-interest income.
*** The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of net interest income and non-interest income (excluding gains/losses on securities transactions).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	For the Three Months Ended			For the Year Ended
(In thousands, except per share data)	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
	2004	2004	2003	2004	2003

INTEREST INCOME
Interest and fees on loans	$106,218	$112,358	$105,737	$425,338	$433,495
Interest on investment securities	44,945	44,555	47,646	183,440	183,084
Interest on federal funds sold and securities purchased under agreements to resell	429	358	266	1,312	831

Total interest income	151,592	157,271	153,649	610,090	617,410

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	7,130	8,335	6,263	27,957	28,742
Time open and C.D.’s of less than $100,000	9,525	9,908	10,525	38,924	48,440
Time open and C.D.’s of $100,000 and over	3,883	4,193	3,064	14,912	14,278
Interest on other borrowings	7,370	10,633	6,290	30,966	23,558

Total interest expense	27,908	33,069	26,142	112,759	115,018

Net interest income	123,684	124,202	127,507	497,331	502,392
Provision for loan losses	6,606	7,215	11,002	30,351	40,676

Net interest income after provision for loan losses	117,078	116,987	116,505	466,980	461,716

NON-INTEREST INCOME
Trust fees	16,047	15,918	15,877	64,257	60,921
Deposit account charges and other fees	27,072	25,858	27,890	105,382	97,711
Bank card transaction fees	19,676	21,629	17,428	78,253	67,102
Trading account profits and commissions	2,812	2,680	3,127	12,288	14,740
Consumer brokerage services	2,376	2,328	2,284	9,429	9,095
Mortgage banking revenue	545	534	449	1,841	4,007
Net gains (losses) on securities transactions	(148)	(544)	(777)	11,092	4,560
Other	10,540	9,350	10,142	44,389	43,531

Total non-interest income	78,920	77,753	76,420	326,931	301,667

NON-INTEREST EXPENSE
Salaries and employee benefits	65,549	66,208	64,964	265,469	264,599
Net occupancy	9,740	9,818	9,508	39,558	38,736
Equipment	5,634	5,733	6,168	22,903	24,104
Supplies and communication	9,153	8,321	7,995	33,760	33,474
Data processing and software	11,469	12,099	10,499	46,000	40,567
Marketing	4,552	4,008	3,398	16,688	14,397
Other intangible assets amortization	431	399	442	1,699	1,794
Other	13,964	15,843	13,791	56,692	54,473

Total non-interest expense	120,492	122,429	116,765	482,769	472,144

Income before income taxes	75,506	72,311	76,160	311,142	291,239
Less income taxes	12,987	19,651	22,299	90,801	84,715

NET INCOME	$62,519	$52,660	$53,861	$220,341	$206,524

Net income per share — basic	$0.89	$0.77	$0.75	$3.15	$2.84

Net income per share — diluted	$0.88	$0.75	$0.74	$3.10	$2.81

Cash dividends per common share	$0.219	$0.219	$0.204	$0.876	$0.707

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	Sept. 30	Dec. 31	Dec. 31
(In thousands)	2004	2004	2003

ASSETS
Loans, net of unearned income	$8,162,845	$8,305,359	$8,142,679
Allowance for loan losses	(133,363)	(132,394)	(135,221)

Net loans	8,029,482	8,172,965	8,007,458

Investment securities:
Available for sale	4,775,883	4,754,941	4,956,668
Trading	29,803	9,403	9,356
Non-marketable	73,298	73,024	73,170

Total investment securities	4,878,984	4,837,368	5,039,194

Federal funds sold and securities purchased under agreements to resell	117,505	68,905	108,120
Cash and due from banks	533,856	585,815	567,123
Land, buildings and equipment — net	341,904	336,446	336,366
Goodwill	48,522	48,522	48,522
Other intangible assets — net	889	499	2,184
Other assets	195,016	199,848	178,197

Total assets	$14,146,158	$14,250,368	$14,287,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,750,318	$1,943,771	$1,716,214
Savings, interest checking and money market	6,110,594	6,072,115	6,080,543
Time open and C.D.’s of less than $100,000	1,654,399	1,656,002	1,730,237
Time open and C.D.’s of $100,000 and over	766,260	762,421	679,214

Total deposits	10,281,571	10,434,309	10,206,208
Federal funds purchased and securities sold under agreements to repurchase	1,863,059	1,913,878	2,106,044
Other borrowings	392,586	389,542	403,853
Other liabilities	149,278	85,759	120,105

Total liabilities	12,686,494	12,823,488	12,836,210

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	343,183	347,049	343,183
Capital surplus	353,705	392,156	359,300
Retained earnings	828,758	703,293	707,136
Treasury stock	(115,190)	(51,646)	(29,573)
Other	(2,706)	(3,542)	(1,963)
Accumulated other comprehensive income	51,914	39,570	72,871

Total stockholders’ equity	1,459,664	1,426,880	1,450,954

Total liabilities and stockholders’ equity	$14,146,158	$14,250,368	$14,287,164

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

(Unaudited)	For the Three Months Ended			For the Year Ended
(Dollars in thousands)	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
	2004	2004	2003	2004	2003

Loans:
Business	$2,032,375	$2,129,818	$1,996,813	$2,071,128	$2,137,250
Real estate — construction	426,562	420,179	410,272	427,976	404,058
Real estate — business	1,806,227	1,755,767	1,870,190	1,823,302	1,831,575
Real estate — personal	1,338,895	1,339,865	1,335,977	1,334,859	1,304,677
Consumer	1,210,117	1,205,381	1,162,362	1,188,018	1,129,267
Home equity	390,005	405,830	343,058	381,111	324,375
Student	289,730	344,258	347,595	326,120	339,577
Credit card	571,264	576,658	538,310	564,280	527,049
Overdrafts	10,659	14,379	10,755	13,319	11,631

Total loans	8,075,834	8,192,135	8,015,332	8,130,113	8,009,459

Investment securities (excluding unrealized gains and losses):
Available for sale	4,695,510	4,707,651	4,693,803	4,802,083	4,348,969
Trading	10,326	13,145	9,368	14,250	17,003
Non-marketable	75,123	74,744	77,549	75,542	74,501

Total investment securities	4,780,959	4,795,540	4,780,720	4,891,875	4,440,473

Federal funds sold and securities purchased under agreements to resell	101,152	63,769	85,505	84,113	63,232

Total interest earning assets	12,957,945	13,051,444	12,881,557	13,106,101	12,513,164

Total assets	13,969,121	14,112,455	13,885,498	14,149,156	13,542,758

Deposits:
Non-interest bearing deposits	1,292,276	1,351,240	1,183,899	1,288,434	1,083,207
Interest bearing deposits:
Savings	406,112	397,679	388,448	401,935	380,323
Interest checking	516,021	552,036	435,975	513,612	404,193
Money market	5,689,247	5,653,086	5,699,117	5,657,844	5,611,634
Time open & C.D.’s of less than $100,000	1,657,022	1,657,463	1,755,471	1,678,659	1,838,137
Time open & C.D.’s of $100,000 and over	814,984	753,928	634,196	788,800	699,241

Total interest bearing deposits	9,083,386	9,014,192	8,913,207	9,040,850	8,933,528

Total deposits	10,375,662	10,365,432	10,097,106	10,329,284	10,016,735

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,661,568	1,791,567	1,812,998	1,827,428	1,550,211
Long-term debt and other borrowings	392,374	390,150	411,382	419,215	395,026

Total borrowings	2,053,942	2,181,717	2,224,380	2,246,643	1,945,237

Total interest bearing liabilities	11,137,328	11,195,909	11,137,587	11,287,493	10,878,765
Total stockholders’ equity	1,428,908	1,455,062	1,446,380	1,450,181	1,446,973

Net yield on interest earning assets (tax-equivalent basis)	3.82%	3.80%	3.95%	3.81%	4.04%

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2004

For the quarter ended December 31, 2004, net income amounted to $52.7 million, a decrease of 2.2% from the amount reported in the 4th quarter of the previous year. Net income was 15.8% lower than the previous quarter. For the quarter, return on assets was 1.48%, the return on equity totaled 14.4% and the efficiency ratio was 60.3%. Compared to the 4th quarter of last year, net interest income declined 2.6% and expenses grew by 4.9%, but the provision for loan losses was 34.4% lower. Compared to the 3rd quarter of 2004, net income declined mainly due to tax benefits of $5.0 million recorded in the 4th quarter of 2004 compared to $14.0 million in the previous quarter.

Balance Sheet Review
During the 4th quarter, average loans grew by 1.4%, or $116.3 million, compared to the 3rd quarter of 2004 and were up 2.2% compared with the same quarter last year. The growth in average loans over the 3rd quarter was due mostly to growth in business, student and home equity loans which grew by $97.4 million, $54.5 million, and $15.8 million, respectively, while business real estate loans and construction loans declined by $50.5 million and $6.4 million, respectively. The increase in business loans resulted from added borrowings from existing customers and new customer activity, while the decline in business real estate loans this quarter resulted from loan pay-downs and customer re-financing activities. Growth in student lending in the 4th quarter resulted from seasonal demand.

Available for sale investment securities, excluding fair value adjustments, increased on average by $12.1 million, or 0.3%, this quarter compared with the previous quarter. Available for sale securities maturing during the 4th quarter totaled $51.5 million while the principal amount of securities sold was $59.2 million. Principal prepayments of mortgage and asset-backed securities totaled $235.5 million. Investment securities purchased totaled $357.1 million and were principally comprised of mortgage-backed securities ($175.5 million), asset-backed securities ($83.1 million) and agency securities ($62.4 million).

Total average deposits decreased $10.2 million during the 4th quarter compared to the 3rd quarter of this year. During the 4th quarter, average non-interest bearing deposits increased $59.0 million, or 4.6%, and interest checking accounts increased $36.0 million, or 7.0%. However, these increases were offset by lower balances in money market deposit accounts and certificates of deposit over $100,000, which declined $36.2 million and $61.1 million, respectively.

During the current quarter, average borrowings increased $127.8 million over the prior quarter. Most of the increase occurred in federal funds purchased, required to support higher loan levels.

The average loans to deposits ratio for the quarter increased to 79.0% in the 4th quarter of 2004 compared to 77.8% in the previous quarter. The increase in this ratio resulted from increases in average loan balances coupled with decreases in average deposit balances.

Net Interest Income
In the 4th quarter, net interest income amounted to $124.2 million, a slight increase from the previous quarter, and $3.3 million or 2.6% lower than in the 4th quarter of last year. For the three months ended December 31, 2004, the net yield on earning assets decreased 2 basis points from the previous quarter to 3.80%.

The slight increase in net interest income in the 4th quarter compared to the 3rd quarter of 2004 was the result of higher earnings on all lending products of the Company, as a result of recent increases in rates by the Federal Reserve. In addition, growth in loans, especially business and student loans, helped increase interest income this quarter. These increases were offset, however, by higher rates paid on money market deposit accounts coupled with increased rates and balances on federal funds purchased. Also, overall rates earned in the Company’s investment portfolio declined slightly, mainly due to lower rates on securities purchased during the year.

During the quarter, rates on borrowings increased by 52 basis points to 1.95% as a result of the higher rate environment and its effects on federal funds purchased. Compared to the 3rd quarter of 2004, average rates earned on earning assets increased 14 basis points while rates paid on interest bearing liabilities increased 18 basis points.

Non-Interest Income
For the 4th quarter of 2004, total non-interest income amounted to $77.8 million compared with $76.4 million in the same quarter last year, an increase of 1.7%. This increase resulted principally from growth in bank card transaction fees, but was partly offset by a decline in deposit and bond trading account fees. Bank card fees for the quarter increased 24.1% over the same period last year due to strong growth in fees earned on merchant, debit card and credit card transactions. Debit card fees grew 41.2% and bank card fees grew 18.7%, while merchant fees increased over 10%. Trust fee income was slightly higher than the previous year due to an increase in personal trust fees. Deposit account fees were down $2.0 million compared with the previous year due to lower corporate cash management fee income and lower overdraft volumes. Other non-interest income included gains on sales of student loans in the 4th quarter of 2004 of $578 thousand compared to $1.6

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2004

million in the previous quarter and $919 thousand in the same quarter last year.

Net securities losses amounted to $544 thousand for the 4th quarter of 2004, compared to net losses of $148 thousand in the 3rd quarter of 2004 and net losses of $777 thousand in the 4th quarter of last year. These losses were mainly due to fair value adjustments on non-marketable investments held by the Company’s private equity subsidiaries.

Non-Interest Expense
Non-interest expense for the quarter amounted to $122.4 million, an increase of $5.7 million, or 4.9%, compared with $116.8 million recorded in the 4th quarter of last year. Year to date, non-interest expense in 2004 grew only 2.3% over the previous year.

Compared with the 4th quarter of last year, salaries and benefits expense increased 1.9% as a result of higher salaries and incentive payments. Full-time equivalent employees totaled 4,821 and 4,967 at December 31, 2004 and 2003, respectively. Costs for equipment declined 7.1% due to lower depreciation, and costs for supplies and communication and occupancy grew 4.1% and 3.3% respectively, while marketing and data processing costs grew 17.9% and 15.2% respectively. The growth in data processing costs of $1.6 million over the 4th quarter of last year was the result of higher bank card processing costs (related to the higher bank card revenues) and technology software expense. Additionally, the increase in marketing costs occurred mainly from incentives paid on new product offerings and expanded marketing efforts.

Income Taxes
During the 4th quarter, income tax expense amounted to $19.7 million, an increase of $6.7 million over the previous quarter and $2.6 million less than the same quarter last year. The effective tax rate for the Company was 27.2% for the 4th quarter compared with 17.2% in the 3rd quarter of 2004 and 29.3% in the 4th quarter of 2003. The Company recognized tax benefits pertaining to certain corporate tax reorganization initiatives of $5.0 million in the 4th quarter of 2004 compared to $14.0 million in tax benefits recognized in the previous quarter. The Company has additional income tax benefits totaling approximately $13.7 million associated with other corporate reorganization activities, which will not be recognized into income until certain conditions are satisfied. It is projected that such conditions may be resolved as early as the 3rd quarter of 2005. It is not expected that material tax benefits of this nature will continue beyond 2005.

Credit Quality
Net loan charge-offs for the 4th quarter of 2004 amounted to $8.2 million compared with $6.4 million in the 3rd quarter of 2004 and $8.5 million in the 4th quarter of last year. The ratio of annualized net loan charge-offs to total average loans this quarter was .40% compared with .42% in the same quarter last year and .31% in the 3rd quarter of 2004. The increase in net charge-offs this quarter compared with the previous quarter was mainly the result of increases in personal and credit card net charge-offs coupled with lower recoveries on business real estate loans.

For the 4th quarter of 2004, annualized net charge-offs on average credit card loans amounted to 3.44%, compared to 3.24% in the previous quarter and 3.97% in the 4th quarter of last year. Personal loan charge-offs increased this quarter over the 3rd quarter, and amounted to .46% of average personal loans compared to .42% in the 3rd quarter of 2004 and .53% in the same period last year. The provision for loan losses for the current quarter totaled $7.2 million; an increase of $609 thousand over the provision recorded in the 3rd quarter of this year, and was down $3.8 million from the amount recorded in the 4th quarter of 2003. The allowance for loan losses at December 31, 2004 amounted to $132.4 million, or 1.59% of total loans, and represents 751% of total non-performing loans.

Total non-performing assets amounted to $18.8 million, a decrease of $8.3 million from the previous quarter (mainly due to a $6.0 million loan paydown), and amounted to .23% of total loans. Non-performing assets are comprised of non-accrual loans ($17.6 million) and foreclosed real estate ($1.2 million). Loans past due more than 90 days and still accruing interest totaled $13.1 million at December 31, 2004.

Other
The Company maintains a treasury stock buyback program; and effective October 2004, was authorized by the Board of Directors to repurchase up to 5 million shares of its common stock. During the quarter ended December 31, 2004, the Company purchased 1,269,000 shares of treasury stock at an average cost of $49.44 per share.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.